Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces Completion of Refinancing Transactions & 2020 Distribution Plan

Baton Rouge, LA - February 6, 2020 - Lamar Advertising Company (“Lamar”) (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, today announced that it has completed $2.35 billion in refinancing transactions through its wholly owned subsidiary, Lamar Media Corp. (“Lamar Media”), strengthening its balance sheet.

Taken together, the transactions will lower Lamar Media’s cost of debt, extend its debt maturities, improve its liquidity and free cash flow and lower its exposure to floating interest rates.

“These transactions are a testament to the faith that the capital markets have in the outlook for Lamar and the out-of-home sector, and they provide valuable flexibility that positions us well for continued growth,” said Lamar executive vice president and chief financial officer Jay Johnson.

The refinancing transactions include the sale, through an institutional private placement, of $1.0 billion in aggregate principal amount of new senior notes (the “Notes”) consisting of $600.0 million in aggregate principal amount of 3 3/4% Senior Notes due 2028 and $400.0 million in aggregate principal amount of 4% Senior Notes due 2030, which closed today.

In addition, Lamar Media closed today on an amended and restated credit facility, consisting of a 5-year, $750.0 million revolving credit facility (to replace its existing $550.0 million revolving credit facility) and a new 7-year, $600.0 million Term Loan B. The initial pricing on the revolving credit facility and Term Loan B is 150 basis points over Libor with a 0% floor on the benchmark.

Proceeds from the refinancing transactions will be used to repay Lamar Media’s existing Term Loan A and Term Loan B, redeem in full all $510.0 million in aggregate principal amount of its outstanding 5 3/8% Senior Notes due 2024 on February 20, 2020 (the “Redemption”), partially repay borrowings under the existing revolving credit facility, pay fees and expenses connected therewith and the remainder, if any, for general corporate purposes.

Collectively, the transactions are expected to increase Lamar’s cash flow by more than $60.0 million in 2020 as a result of lower cash interest payments and the elimination of amortization payments on Lamar Media’s existing Term Loan A and Term Loan B.

Following completion of the transactions (including the Redemption), which are leverage-neutral on a consolidated basis, Lamar Media’s senior secured leverage ratio will be reduced to 1.2x.

In addition, subject to the approval of its Board of Directors, Lamar announced today that it expects to make regular quarterly distributions to stockholders in 2020 in an aggregate amount of $4.00 per share, a 4.2% increase over aggregate distributions paid in 2019 of $3.84 per share.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes and related guarantees subject to the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes and related guarantees may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar’s goals, beliefs, expectations, strategies, objectives, plans, and underlying assumptions and other statements that are not necessarily based on historical facts, including the timing and amount of future distributions to stockholders. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Press Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com